Exhibit 10.29

REVANCE THERAPEUTICS, INC.
2022 MANAGEMENT BONUS PROGRAM

On February 2, 2022, the Compensation Committee of the Board of Directors of Revance Therapeutics, Inc. (the “Company”) approved the Company’s 2022 corporate objectives, weighted for purposes of determining bonuses, if any, for the Company’s executive officers with respect to 2022 performance (the “2022 Bonus Program”).

The 2021 Bonus Program is designed to reward, through the payment of annual cash bonuses, the Company’s executive officers for the Company’s performance in meeting key corporate objectives and for individual performance in meeting specified corporate goals for the year.

The Company’s 2022 corporate goals include (i) achievement of specified revenue targets (35% weighting), (ii) achievement of cash runway goals (10% weighting); (iii) achievement of OPULTM Relational Commerce Platform goals (10%); (iv) achievement of regulatory milestones related to DaxibotulinumtoxinA for Injection for the treatment of glabellar lines (35% with an opportunity for an additional 10% based on the timing of achievement); (v) achievement of diversity and inclusion and organizational culture initiatives (10% weighting); as well as (vi) additional stretch goals relating to: other clinical and regulatory and product pipeline timing and milestones (20% weighting) and stretch revenue targets (5% or more based on achievement level).

The cash bonus for Mr. Foley will be based on the achievement of the 2022 corporate goals (100% weighting). For each of the other executive officers, the bonus will be based on achievement of corporate goals, subject to a modifier for individual performance that may increase or decrease the total bonus payout. The executive officers’ actual bonuses for fiscal year 2022 may exceed 100% of his or her 2022 target bonus percentage in the event performance exceeds the predetermined goals and/or upon the achievement of other specified goals, including stretch goals. Payment of bonuses to the Company’s executive officers under the 2022 Bonus Program and the actual amount of such bonus, if any, are at the discretion of the Committee.